Exhibit 10.4

Aventine Renewable Energy Holdings, Inc. Director Compensation

Cash Compensation

•                                          $50,000 annual cash retainer, payable in equal quarterly installments;

•                                          Additional $25,000 annual retainer to the chairman of the Board;

•                                          Additional committee chair retainers of $10,000 per year for the chair of the audit committee and $5,000 for other committee chairs;

•                                          $1,500 per Board meeting attended ($750 for telephonic meetings); and

•                                          $750 per committee meeting attended, either in person or by phone.

Equity Compensation

•                                          Annual grant at the beginning of each year in the amount of $35,000 in restricted stock units (“RSU”), which vest after one year of the grant;

•                                          Additional annual grant at the beginning of each year in the amount of $40,000 RSU to the chairman of the Board;

•                                          After vesting, RSU must be held for the duration of a director’s Board service, and they will only be converted into shares after retirement or other termination.

Note: the CEO will not be entitled to any of the foregoing terms.